Exhibit 10.1
AIA® Document A111 TM – 1997
Standard Form of Agreement Between Owner and Contractor
where the basis for payment is the COST OF THE WORK PLUS A FEE with a negotiated Guaranteed Maximum Price
AGREEMENT made as of the 13th day of September in the year 2006
(In words, indicate day, month and year)
BETWEEN the Owner:
(Name, address and other information)

MannKind Corporation
One Casper Street
Danbury, CT 06810
Phone: (203) 796-3423
Fax: (203) 798-7740
and the Contractor:
(Name, address and other information)
Torcon, Inc.
328 Newman Springs Road
Red Bank, NJ 07701
Phone: (732) 704-9800
Fax: (732) 704-9811
The Project is:
(Name and location)
Inhaleable Insulin Manufacturing Facility
Danbury, CT
The Engineer is:
(Name, address and other information)
CRB Consulting Engineers, Inc.
20 West Germantown Pike, Suite 170
Plymouth Meeting, PA 19426
The Architect (consultant to Engineer) is:
Kling
2301 Chestnut Street
Philadelphia, PA 19103
The Owner and Contractor agree as follows.
ADDITIONS AND DELETIONS: The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed.
This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.
This document is not intended for use in competitive bidding.
AIA Document A201-1997, General Conditions of the Contract for Construction, is adopted in this document by reference. Do not use with other general conditions unless this document is modified.
This document has been approved and endorsed by the Associated General Contractors of America
ELECTRONIC COPYING of any portion of this AIA® Document to another electronic file is prohibited and constitutes a violation of copyright laws as set forth in the footer of this document.

AIA Document A111™ – 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 16:53:46 on 03/08/2005 under Order No.1000148073_1 which expires on 11/22/2005, and is not for resale.

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ARTICLE 1 THE CONTRACT DOCUMENTS
The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in Article 15 of this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in Article 15. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern. In the event of a conflict between any of the Contract Documents other than this Agreement, the Contract Document bearing the later date shall control.
ARTICLE 2 THE WORK OF THIS CONTRACT
§2.1 The Contractor shall fully execute the Work described in this Agreement and in the Contract Documents or reasonably inferable by Contractor to produce the results intended by the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others. The Work shall be executed in a good and workmanlike manner and in accordance with the intent and meaning of the Contract Documents as well as any additional Contract Documents (including, without limitation, plans and specifications) that Owner may furnish or approve for use in the Work, all of which when so furnished or approved by Owner shall be deemed to be a part of the Contract.
ARTICLE 3 RELATIONSHIP OF THE PARTIES
The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Engineer and Architect and exercise the Contractor’s skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests and with the Work Progress Schedule described herein and all applicable budgets and work progress schedules (whether bar, CPM, PERT or any modifications or combinations thereof, as chosen by Owner), which Contractor agrees to prepare for the Owner’s and Engineer’s review. The Owner agrees to furnish and approve, in a timely manner, information required by the Contractor and to make payments to the Contractor in accordance with the requirements of the Contract Documents.
ARTICLE 4 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION
§ 4.1 The date of commencement of the Work shall be December 11, 2006.
(Insert the date of commencement, if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)
If, prior to commencement of the Work, the Owner requires time to file mortgages, mechanic’s liens and other security interests, the Owner’s time requirement shall be as follows:
Not applicable
§ 4.2 The Contract Time shall be measured from the date of commencement.
§ 4.3 The Contractor shall achieve Substantial Completion of all mechanical systems (including all testing and validation) in accordance with the following schedule:

Central Utility Building: Not later than January 30, 2008
Building 2A: Not later than March 17, 2008
Building 2B: Not later than July 9, 2008
Contractor shall achieve Substantial Completion of the entire Work not later than November 28, 2008.
(Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. Unless stated elsewhere in the Contract Documents, insert any requirements for earlier Substantial Completion of certain portions of the Work.)

AIA Document A111™ — 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 16:53:46 on 03/08/2005 under Order No.1000148073_1 which expires on 11/22/2005, and is not for resale.

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Portion of Work	Substantial Completion date
, subject to adjustments of this Contract Time as provided in the Contract Documents.
(Insert provisions, if any, for liquidated damages relating to failure to complete on time, or for bonus payments for early completion of the Work.)
§4.4 Prior to start of construction the Contractor shall prepare and submit for the Owner’s review a detailed construction progress schedule for the Work (“Project Schedule”), which shall be related to the entire Project and shall indicate the estimated dates for the starting and completion of each of the various stages of construction of the Work. The initial Project Schedule prepared by Contractor and reviewed by Owner is attached to this Agreement as Exhibit “B.” With the advance review of the Owner, it shall be revised as required by the conditions of the Work, but not less frequently than monthly.
The Project Schedule shall show:
§4.4.1 A sequence of operations mutually agreeable to the Owner and the Contractor;
§4.4.2 Shop drawing submittal schedule for the various items of the Work.
§4.4.3 The dates of proposed commencement and completion of each of the various items of the Work; and
§4.4.4 Expected delivery dates for all materials and equipment.
The Project Schedule shall include a complete itemized breakdown of the Work.
It shall be the Contractor’s responsibility to use its best efforts to maintain the progress of the Work in accordance with the Project Schedule. If Contractor requests an extension of the Contract Time, the request shall be accompanied by a revised Project Schedule showing all necessary adjustments consistent with the requested extension.
If the Contractor shall fail in any respect to prosecute the Work with promptness and diligence, or if the progress of the Work is such that in Owner’s opinion its completion within the Contract Time (as adjusted under the terms of the Contract Documents) is improbable, the Contractor shall, if Owner so requests, use such overtime labor as shall be necessary to insure the completion of the Work within the time specified above, but the Contractor shall have no claim for any adjustment of the Contractor’s Fee or the Guaranteed Maximum Price (as defined below), nor for reimbursement because of the extra expenses thereby occasioned.
In executing this Agreement, Contractor represents the Contract Time (as may be adjusted under the Contract Documents) appears to be reasonable, taking into consideration the current status of the Contract Documents, the type of construction planned and the site conditions, climatic conditions and industrial conditions (including, without limitation, labor conditions) prevailing in the area of the Project.
§ 4.5 Time is of the essence in the performance of this Agreement. The Contractor acknowledges and recognizes that the Owner is entitled to full and beneficial occupancy and use of the completed Work following expiration of the Contract Time. The Contractor further acknowledges and agrees that if the Contractor fails to achieve Substantial Completion of the Work within the Contract Time, the Owner will sustain extensive damages and serious loss as a result of such failure.
ARTICLE 5 BASIS FOR PAYMENT
§ 5.1 CONTRACT SUM
§ 5.1.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Contractor’s Fee.
§ 5.1.2 The Contractor’s Fee is: One point two five percent (1.25%) of the Cost of the Work

AIA Document A111™ – 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 16:53:46 on 03/08/2005 under Order No.1000148073_1 which expires on 11/22/2005, and is not for resale.

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(State a lump sum, percentage of Cost of the Work or other provision for determining the Contractor’s Fee, and describe the method of adjustment of the Contractor’s Fee for changes in the Work.)
The Contractor’s Fee on changes in the Work as defined in Article 7 of AIA Document A201-1997 shall be one point two five percent (1.25%) of the cost of performing the change in the Work as determined by such Article 7, and ten percent (10%) of such cost as compensation in full for the Contractor’s General Conditions costs as defined in Section 5.2.1, below.
§ 5.2 GUARANTEED MAXIMUM PRICE
§ 5.2.1 The sum of the Cost of the Work and the Contractor’s Fee is guaranteed by the Contractor not to exceed One Hundred and Fourteen Million, Twenty Two Thousand, Five Hundred and Seventy-Eight Dollars ($114,022,578.00), based on the terms and conditions of the Torcon Control Estimate (Revised) dated February 28, 2007 (attached as Exhibit “C” and sometimes referred to herein as the “GMP Estimate”), subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner. Contractor has provided Owner with a detailed Guaranteed Maximum Price (GMP) Estimate which includes a breakdown of all anticipated Costs of the Work, including Contractor’s General Conditions costs. As used herein, “General Conditions” costs shall mean the costs of those facilities and services necessary for the proper execution and completion of the Work but which are not incorporated in the Work, such as the salaries, bonuses and expenses of field office personnel, the costs of temporary facilities, the costs of implementing and executing safety programs, premiums for insurance required by this Agreement, and the costs of the Contractor’s demobilization, clean-up and removal of field office. In the event of any conflict between the terms of the GMP Estimate and the terms of this Agreement or of the accompanying General Conditions of the Contract for Construction, AIA Document A201-1997, as modified (“AIA Document A201-1997”), the terms of this Agreement and AIA Document A201-1997 shall govern.
§ 5.2.2 The Guaranteed Maximum Price is based on the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:
(State the numbers or other identification of accepted alternates. If decisions on other alternates are to be made by the Owner subsequent to the execution of this Agreement, attach a schedule of such other alternates showing the amount for each and the date when the amount expires.)
§ 5.2.3 Unit prices, if any, are as follows:
Description            Units            Price ($ 0.00)
§ 5.2.4 Allowances, if any, are as follows
(Identify and state the amounts of any allowances, and state whether they include labor, materials, or both.)
Allowance            Amount ($ 0.00)           Included items
§ 5.2.5 Assumptions, if any, on which the Guaranteed Maximum Price is based are as follows:
§ 5.2.6 To the extent that the Drawings and Specifications are anticipated to require further development by the Engineer or Architect, the Contractor has provided in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.
§.5.2.7 The Guaranteed Maximum Price shall include a fixed contingency line item which includes a design contingency as well as a construction contingency (the “Contingency”) in the amount of Seven Million, Five

AIA Document A111™ — 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects.All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 16:53:46 on 03/08/2005 under Order No.1000148073_1 which expires on 11/22/2005, and is not for resale.

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Hundred and Forty-Six Thousand, One Hundred Dollars ($7,546,100.00) as detailed in the Torcon Control Estimate (Revised) dated February 28, 2007. The parties intend that the Contingency is to be used for Costs of the Work not anticipated by the Contractor at the time the GMP was established, whether resulting from errors or omissions of the Contractor, the failure of Subcontractors to fully perform, increases in the prices of materials, or from development or evolution of the design of the Project but shall not be used for Changes in the Work. A separate contingency will be established by the Owner to fund the cost of Changes in the Work. Subject to Owner review and approval (which approval shall not be unreasonably withheld), Contractor may access and bill against this Contingency line item whenever Contractor’s actual costs for any other line items exceeds the costs reflected in the GMP Budget for those line items, and Owner shall pay or reimburse Contractor pursuant to Article 12 for such contingency billings provided that such payment or reimbursement is for a Cost of the Work item, and does not cause the Guaranteed Maximum Price to be exceeded. Notwithstanding anything to the contrary, Contingency funds cannot be used to pay for the cost of Work performed by a “Related Party” as that term is defined in Section 10.4 below (“Self-Performed Work”). Any increases in the price of materials required to perform the Work that are not anticipated by Contractor at the time the GMP was established shall be paid from the Contingency. If the Contingency has been fully depleted, the GMP shall be increased by Change Order for the amount of any such increases in the price of materials that are not paid out of the Contingency.
Whenever Contractor’s estimate for any given line item in its GMP Budget (with the exception of any line items associated with Costs of Self-Performed Work) exceeds the cost to complete the Work under that line item, Contractor may transfer the excess to the Contingency line item, subject to Owner review and approval, and thereafter seek Owner’s approval to access and bill against the Contingency line item as provided in the immediately preceding paragraph. Concurrently with its pay applications, Contractor will provide Owner with all documentation Owner reasonably requires to identify each transfer included in the application and the effect of the transfer, if any, on the cost to complete the Work. Any line item transfers approved by Owner under this Section 5.2.7 must be documented in a “no cost” Change Order signed by Owner.
ARTICLE 6 CHANGES IN THE WORK
§6.1 Adjustments to the Guaranteed Maximum Price on account of changes in the Work (also referred to herein as a “Change”) may be determined by any of the methods listed in Section 7.3.3 of AIA Document A201-1997 Change Orders.
§6.1.1 Owner, without invalidating the Contract, may order Changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions of the Work, with the Guaranteed Maximum Price and/or the Contract Time being adjusted accordingly. Contractor acknowledges and agrees that it shall not be entitled to adjust the Guaranteed Maximum Price or the Contract Time except as provided in this Contract. All such Changes in the Work shall be authorized by Change Order or Construction Change Directive, and shall be performed under the applicable conditions of the Contract Documents.
§6.1.2 Upon issuance of a Change Order by Owner, Contractor and its Subcontractors will perform the Change(s) in the Work incorporated by the Change Order. In the event the Change Order results in an increased Cost of the Work, Owner shall pay Contractor for such Change(s) in the Work in the time and manner set forth in Article 12.
§6.1.3 Any difference between the Drawings and Specifications and any revised drawings and specifications shall not constitute a Change in the Work unless such differences are not reasonably inferable from the Drawings and Specifications.
§6.1.4 Notwithstanding and pending resolution of any adjustment in the Guaranteed Maximum Price or Contract Time with respect to a Change, Contractor shall promptly proceed with Work required by any Change Order or Construction Change Directive issued by Owner.
§6.2 Minor Changes in the Work
§6.2.1 Engineer, with Owner’s concurrence, will have authority to order minor Changes in the Work not involving an adjustment to the Guaranteed Maximum Price or an extension of the Contract Time and not inconsistent with the intent of the Contract Documents. Such minor changes shall be effected by written order, and shall be binding on Contractor, who shall carry out such written orders promptly.

AIA Document A111™ — 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 16:53:46 on 03/08/2005 under Order No.1000148073_1 which expires on 11/22/2005, and is not for resale.

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§6.3 Limitation of Entitlement

§6.3.1 Nothing in this Article 6 shall excuse Contractor from proceeding with the Contract as modified. Nothing contained in this Article 6 shall operate to limit or extinguish any right or defense of Owner or Contractor contained elsewhere in the Contract Documents.
ARTICLE 7 COSTS TO BE REIMBURSED

§ 7.1 COST OF THE WORK
The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.
§ 7.2 LABOR COSTS
§ 7.2.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner’s approval, at off-site workshops.
§ 7.2.2 Wages or salaries and bonuses of the Contractor’s supervisory, project executive and administrative personnel when stationed at the field office, in whatever capacity employed. Any field office personnel in addition to a superintendent, assistant superintendent and watchman must be approved by Owner, and will be charged for only such time as is actually spent on the job as well as when Contractor’s staff is performing Project specific tasks off site.
(If it is intended that the wages or salaries of certain personnel stationed at the Contractor’s principal or other offices shall be included in the Cost of the Work, identify in Article 14 the personnel to be included and whether for all or only part of their time, and the rates at which their time will be charged to the Work.)
§ 7.2.3 Wages and salaries of the Contractor’s supervisory or administrative personnel engaged at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.
§ 7.2.4 Wages and salaries included in the Cost of the Work under Sections 7.2.1 through 7.2.3 paid or incurred by the Contractor shall be multiplied by a factor of two point two five (2.25) for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions..
§ 7.3 SUBCONTRACT COSTS
§ 7.3.1 Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts.
§ 7.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION
§ 7.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction. Such materials not incorporated or consumed on the Project will remain the property of the Owner. Contractor must submit an ongoing accounting (including cost) of these materials and a final material reconciliation prior to final Application for Payment.
§ 7.4.2 Costs of materials described in the preceding Section 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.
§ 7.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS
§ 7.5.1 Costs, including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers, that are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost (less salvage value) of such items which are used but not fully consumed, which remain the property of the Contractor.
§ 7.5.2 Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by the Contractor at the site, whether rented from the Contractor or others, including installation, minor repairs and replacements, dismantling, removal, transportation and delivery costs

AIA Document A111™ — 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 16:53:46 on 03/08/2005 under Order No.1000148073_1 which expires on 11/22/2005, and is not for resale.

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thereof, at rental charges not to exceed AGC or CRG Rates for Contractor’s owned equipment and AED or bluebook rates when rented from others.
§ 7.5.3 Costs of removal of construction-generated debris from the site.
§ 7.5.4 Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.
§ 7.5.5 That portion of the reasonable (economy class) transportation, traveling, living and hotel expenses of the Contractor or of his officers or employees in discharge of duties connected directly and solely with the Work, when traveling more than thirty-five (35) miles one way from the Project. Costs for mileage shall not exceed $0.485/mile.
§ 7.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.
§ 7.6 MISCELLANEOUS COSTS
§ 7.6.1 Except as excluded by Sections 8.1.9 and 8.1.10, that portion of insurance and bond premiums that can be directly attributed to this Contract:
§ 7.6.2 Sales, use, lease, gross receipt or similar taxes imposed by a governmental authority that are related to the Work.
§ 7.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.
§ 7.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Section 13.5.3 of AIA Document A201-1997 or other provisions of the Contract Documents, and which do not fall within the scope of Section 7.7.3.
§ 7.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Contractor’s Fee or subject to the Guaranteed Maximum Price. If such royalties, fees and costs are excluded by other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.
§ 7.6.6 Data processing costs related to the Work.
§ 7.6.7 Permit fees, royalties and deposits lost for causes other than the Contractor’s negligence or failure to fulfill a specific responsibility to the Owner as set forth in the Contract Documents.
§ 7.6.8 Legal, mediation and arbitration costs, including attorneys’ fees, other than those arising from disputes between the Owner and Contractor, reasonably incurred by the Contractor in the performance of the Work and with the Owner’s prior written approval; which approval shall not be unreasonably withheld.
§ 7.6.9 Expenses incurred in accordance with the Contractor’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved by the Owner in writing.
§ 7.7 OTHER COSTS AND EMERGENCIES
§ 7.7.1 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.
§ 7.7.2 Costs due to emergencies incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section 10.6 of AIA Document A201-1997.

AIA Document A111™ — 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 16:53:46 on 03/08/2005 under Order No.1000148073_1 which expires on 11/22/2005, and is not for resale.

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§ 7.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Contractor, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Contractor and only to the extent that the cost of repair or correction is not recoverable by the Contractor from insurance, sureties, Subcontractors or suppliers.
§7.7.4 Losses and expenses, not compensated by insurance or otherwise, sustained by the Contractor in connection with the Work, provided they have resulted from causes other than the fault or neglect of the Contractor, any subcontractor, or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable. Such losses shall include settlements made with the written consent and approval of the Client.
§7.7.5 Costs of water, power, fuel, first aid, temporary facilities, winter protection, OSHA protection, blueprints, photographs, and field office supplies.
§7.7.6 General Conditions costs as set forth in the GMP Estimate as described in Section 5.2.1 and attached as Exhibit “C”.
§7.7.7 The cost of all glass protection shall be a Cost of the Work. The Contractor shall also replace all broken or otherwise damaged glass before Substantial Completion of the Work. The cost of breakage or other such damage to the glass shall be a Cost of the Work, if such breakage or damage cannot be determined to be the fault of the Contractor or a specifically identifiable Subcontractor, provided that such costs shall not increase the Guaranteed Maximum Cost.
§7.7.8 Any cost referred to in Section 8.1.6 of this Agreement that cannot be determined to be the fault of the Contractor or any specifically identifiable Subcontractor or other person or persons referred to in that provision shall be a Cost of the Work, provided that the GMP shall not be increased because of such costs.
§7.7.9 If requested by Owner, the cost of a final certified audit of the Contractor’s Cost of the Work for any project unless such audit reveals an overcharge in excess of the GMP.
ARTICLE 8 COSTS NOT TO BE REIMBURSED
§ 8.1 The Cost of the Work shall not include:
§ 8.1.1 Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, except as specifically provided in Sections 7.2.2 and 7.2.3.
§ 8.1.2 Expenses of the Contractor’s principal office and offices other than the field office.
§ 8.1.3 Overhead and general expenses of any kind, except as may be expressly included in Article 7.
§ 8.1.4 The Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work.
§ 8.1.5 Rental costs of machinery and equipment, except as specifically provided in Section 7.5.2.
§ 8.1.6 Costs due to the negligence or failure to fulfill a specific responsibility of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, including but not limited to the cost to correct defective or nonconforming Work, dispose of materials and equipment wrongly supplied, or making good any damage to property.
§ 8.1.7 Any cost not specifically and expressly described in Article 7.
§ 8.1.8 Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded.
§8.1.9 Cost of Contractor’s general fidelity insurance, and any losses sustained by Contractor in connection with theft, robbery, or embezzlement caused by defalcation of Contractor’s employees.
§8.1.10 The cost of insurance on equipment owned by Contractor.

AIA Document A111™ — 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 16:53:46 on 03/08/2005 under Order No.1000148073_1 which expires on 11/22/2005, and is not for resale.

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§8.1.11 Contractor’s entertainment expense.
§8.1.12 Any of Contractor’s income, excess profits, franchise taxes, and the cost of any licenses obtained or other taxes or levies imposed in connection with the general conduct of Contractor’s business.
§8.1.13 Any of the Contractor’s travel expenses within seventy (70) miles or less of the Project except as Owner hereafter may specifically authorize in writing.
§8.1.14 Office supplies and office equipment and furniture, except as used at the field office.
§8.1.15 Dues and/or assessments of construction organizations, unions or associations.
§8.1.16 Any costs resulting from unacceptable work by the Contractor or anyone directly employed by him, making good on damaged property, corrective work, or excess costs for material or labor or otherwise, as may be determined by the Engineer or Owner shall be borne by the Contractor without reimbursement or liability by the Owner. Such work shall be performed and completed when so directed by Owner in accordance with Article 12 of the General Conditions.
§8.1.17 Costs incurred or paid to perform pursuant to warranties and guarantees.
§8.1.18 Legal costs (including attorney’s fees), except as provided in Section 7.6.8.
§8.1.19 General Conditions costs incurred after the Final Completion of the Work, as defined in Article 9 of the General Conditions.
ARTICLE 9 DISCOUNTS, REBATES, REFUNDS AND PURCHASE/LEASE DECISIONS
§ 9.1 All trade discounts, cash discounts earned through advance or prompt payment, proceeds from insurance or the sale of surplus materials and equipment, and the fair market value of any tools, supplies or equipment purchased for the Work but not incorporated therein or sold, refunds of insurance or bond premiums, and to the extent permitted by law, fees, commissions, and gratuities received by Contractor, or any subsidiary or affiliate, in connection with the Work shall be for the benefit of Owner and shall reduce the Cost of the Work. Contractor shall require all of its subcontractors and suppliers, and shall itself use best efforts to obtain the most favorable quantity and cash discounts and rebates in making purchases of materials, supplies, equipment and tools, and except in the case of fixed price subcontracts, all such discounts and rebates shall be credited to the Owner and shall reduce the Cost of the Work.
§9.2 The Contractor is to determine the economic feasibility of purchasing or leasing the equipment over the life of the applicable Project. If the decision, with the Owner’s approval, is to lease, the rental rates should be in accordance with the current rates in the Associated Equipment Dealers book. If the decision, with the Owner’s approval, is to purchase the equipment, the equipment will be returned to the Owner at the end of the Project in clean and good working order. The Contractor may be given an option to purchase the equipment for the Owner at a mutually acceptable discounted rate at the end of the Project. All equipment, machinery and tools expressly purchased by the Contractor for each Project, under the General Conditions, shall be accounted for and remain on site and become the property of the Owner, unless agreed to in advance in writing between the Owner and Contractor.
§ 9.3 Amounts that accrue to the Owner in accordance with the provisions of Section 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.
ARTICLE 10 SUBCONTRACTS AND OTHER AGREEMENTS
§ 10.1 Those portions of the Work that the Contractor does not customarily perform with the Contractor’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids. The Contractor shall make every effort to obtain at least three (3) responsive bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Owner. The Owner shall then determine, with the advice of the Contractor and the Engineer, which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

AIA Document A111™ — 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 16:53:46 on 03/08/2005 under Order No.1000148073_1 which expires on 11/22/2005, and is not for resale.

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§ 10.2 If a specific bidder among those whose bids are delivered by the Contractor to the Owner or Engineer (1) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.
§ 10.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.
§ 10.4 Contractor shall not enter into any contract, subcontract, purchase order or other such agreement in connection with the Work with any Related Party, as defined below, unless (i) Contractor has satisfied the requirements of this Article 10 with respect to such arrangement and (ii) such arrangement has been approved in writing by Owner, after full disclosure in writing by Contractor to Owner of such affiliation or relationship and all details relating to the proposed agreement. The terms of any such agreement must conform to the requirements of the Contract Documents. “Related Party” means (a) with respect to any officer, employee, or owner of the Contractor, an individual who is a relative or an entity owned or managed by a relative, and (b) any party or entity related to or affiliated with the Contractor or in which the Contractor has direct or indirect ownership or control, including, without limitation, (i) any entity owned in whole or in part by the Contractor, (ii) any party or entity with more than five percent (5%) interest in the Contractor, and (iii) any entity in which any officer, director, employee, partner or shareholder (or member of the family of any of the foregoing persons) of the Contractor or any entity owned by the Contractor has a direct or indirect interest. “Relative” means father, mother, son, daughter, brother, sister, uncle, aunt, first cousin, nephew, niece, husband, wife, father-in-law, mother-in-law, sister-in-law, brother-in-law, stepfather, stepmother, stepson, stepdaughter, stepbrother, stepsister, half brother, or half sister.
ARTICLE 11 ACCOUNTING RECORDS
The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract, and the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s accountants shall be afforded access to, and shall be permitted to audit and copy, the Contractor’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.
ARTICLE 12 PAYMENTS

§ 12.1 PROGRESS PAYMENTS
§ 12.1.1 Based upon Applications for Payment submitted to the Owner by the Contractor, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.
§ 12.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:
§ 12.1.3 Provided that an Application for Payment and all supporting documentation required hereunder is received by the Owner not later than the first day of a month, the Owner shall make payment to the Contractor of undisputed amounts not later than the thirtieth day of the same month. If an Application for Payment is received by the Owner after the application date fixed above, payment of undisputed amounts shall be made by the Owner not later than thirty (30) days after the Owner receives the Application for Payment and all supporting documentation.
§ 12.1.4 With each Application for Payment, the Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, partial lien waivers in form acceptable to Owner from the Contractor, its subcontractors and sub-subcontractors and all material suppliers, and any other evidence required by the Owner, Owner’s lender or Engineer to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2)

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that portion of those payments attributable to the Contractor’s Fee; plus (3) payrolls for the period covered by the present Application for Payment.
§ 12.1.5 Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner may require. This schedule, unless objected to by the Owner, shall be used as a basis for reviewing the Contractor’s Applications for Payment.
§ 12.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.
§ 12.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:
.1	take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section 7.3.8 of AIA Document A201-1997;

.2	add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing;

.3	add the Contractor’s Fee, computed as described in Section 5.1.2, and subtract ten percent (10%) retention; provided, however, that retention shall not be withheld from the Contractor’s Fee. The Contractor’s Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Section 5.1.2;

.4	subtract the aggregate of previous payments made by the Owner;

.5	subtract the shortfall, if any, indicated by the Contractor in the documentation required by Section 12.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s accountants in such documentation; and

.6	subtract amounts, if any, for which the Owner has withheld or nullified approval of payment as provided in Section 9.5 of AIA Document A201-1997.
§ 12.1.8 Except with the Owner’s prior approval, payments to Subcontractors shall be subject to retainage of ten percent (10%). The Owner and the Contractor shall agree upon a mutually acceptable procedure for review and approval of payments and retention for Subcontractors.
§ 12.1.9 After approval by the Owner, the monthly payment shall be paid directly to Contractor for distribution to subcontractors and suppliers who have furnished labor, materials, services or equipment forming the basis of the Application for Payment.
§ 12.2 FINAL PAYMENT
§ 12.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when:

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.1 the Contractor has fully performed the Contract, including the requirements of Section 9.10 of AIA Document A201-1997, except for the Contractor’s responsibility to correct Work as provided in Section 12.2.2 of AIA Document A201-1997, and to satisfy other requirements, if any, which extend beyond final payment;
.2 all governmental, insurance and testing agencies have issued all certificates, licenses and approvals that are preconditions to the Owner’s use of the Project. In this regard, Contractor shall obtain and submit to Owner two (2) copies of the Certificate of Occupancy (if applicable);
.3 the Owner shall have received two (2) copies of final conditional lien releases from all persons furnishing labor, materials, services or equipment under Contractor entitled to a lien on the Work Site, Building Project or any part thereof, or, alternatively, has received from Contractor a bond or bonds to release the Project and the Owner from the effects of any liens. In this regard, no later than two (2) weeks after final payment, Contractor shall furnish Owner with two (2) copies of final unconditional lien releases from all such persons,
.4 the Owner shall have received from the Contractor an assignment of warranties and guarantees from all of the Subcontractors and suppliers, as well as two (2) copies of all such warranties, guarantees and operation and maintenance manuals;
.5 the Owner shall have received one (1) reproducible and one (1) copy of Construction Record Drawings (or approved copies thereof), including CAD as-built drawings stored in electronic format.
§ 12.2.2 The Owner’s final payment to the Contractor shall be made within the time provided by Section 12.2.3. In the event Owner elects to forego the final accounting described in that section, Owner shall make final payment no later than forty-five (45) days after the satisfaction of the conditions in Section 12.2.1. Subject to receiving the consent of Owner’s lender, if any, Owner may release final payment, including retention, prior to this date for portions of the Work fully completed by certain subcontractors or suppliers, when Owner and Contractor so agree.
§ 12.2.3 The Owner’s accountants will review and report in writing on the Contractor’s final accounting within 30 days after delivery of the final accounting to the Owner by the Contractor. Based upon such Cost of the Work as the Owner’s accountants report to be substantiated by the Contractor’s final accounting, and provided the other conditions of Section 12.2.1 have been met, the Owner will, within seven days after receipt of the written report of the Owner’s accountants, either issue to the Contractor final payment or notify the Contractor in writing of the Owner’s reasons for withholding all or any portion of the final payment as provided in Section 9.5.1 of the AIA Document A201-1997. The time periods stated in this Section 12.2.3 supersede those stated in Section 9.4.1 of the AIA Document A201-1997.
§ 12.2.4 If the Owner’s accountants report the Cost of the Work as substantiated by the Contractor’s final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to have the dispute resolved in a court of competent jurisdiction. Pending a final resolution the Owner shall pay the Contractor the undisputed portion of such Final Application for Payment.
§ 12.2.5 If, subsequent to final payment and at the Owner’s request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor’s Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Contractor has participated in savings as provided in Section 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.
ARTICLE 13 TERMINATION OR SUSPENSION
§ 13.2 The Contract may be terminated by the Owner for cause as provided in Article 14 of AIA Document A201-1997. The amount, if any, to be paid to the Contractor under Section 14.2.4 of AIA Document A201-1997 shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed an amount calculated as follows:
§ 13.2.1 Take the Cost of the Work incurred by the Contractor to the date of termination;

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§ 13.2.2 Add the Contractor’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 5.1.2 or, if the Contractor’s Fee is stated as a fixed sum in that section, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and
§ 13.2.3 Subtract the aggregate of previous payments made by the Owner.
§ 13.3 The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Section 13.2.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.
§ 13.4 The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201-1997; in such case, the Guaranteed Maximum Price and Contract Time shall be increased as provided in Section 14.3.2 of AIA Document A201-1997 except that the term “profit” shall be understood to mean the Contractor’s Fee as described in Section 5.1.2 and Section 6.4 of this Agreement.
ARTICLE 14 MISCELLANEOUS PROVISIONS
§ 14.1 Where reference is made in this Agreement to a provision AIA Document A201-1997 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.
§ 14.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.
(Insert rate of interest agreed upon, if any.)
Five percent (5%) per annum
(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Contractor’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)
§ 14.3 The Owner’s representative is:
(Name, address and other information.)
Carl Monti
MannKind Corporation
One Casper Street
Danbury, CT 06810
Phone: (203) 796-3423
Fax: (203) 798-7740
cmonti@mannkindcorp.com
§ 14.4 The Contractor’s representative is:

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(Name, address and other information.)
Jerry Agresti, Senior Project Manager
Torcon, Inc.
328 Newman Springs Road
Red Bank, NJ 07701
Phone: (732) 704-9800
Fax: (732) 704-9811
gagresti@torcon.com
§ 14.5 Neither the Owner’s nor the Contractor’s representative shall be changed without ten days’ written notice to the other party.
§ 14.6 ASSIGNMENT. No assignment of or subcontract under this Agreement or any portion thereof or any money due or which may become due hereunder will be made by Contractor without the prior written consent of Owner. In addition to constituting a default under this Agreement, any assignment or attempted assignment made in violation of this section will be null and void and the assignee will acquire no rights thereunder. If Owner does consent in writing to an assignment of or subcontract under this Agreement, the assignee or subcontractor will be bound to the terms of this Agreement, including specifically and without limitation the insurance provisions contained herein. If any assignment or subcontract is made in breach of this Agreement, Contractor will be liable to Owner for all damages resulting therefrom. Notwithstanding anything to the contrary contained herein, Owner may assign this Agreement without the consent of Contractor. In connection with the sale or financing of the Project, Contractor shall execute and deliver, and (if appropriate) acknowledge, any and all documents and instruments reasonably required by Owner or any purchaser or lender, including but not limited to, reasonable modifications to this Agreement, consents, estoppel certificates, and subordination of any rights, interests and claims under this Agreement, at law or otherwise, to the liens, benefits, rights and privileges of (i) any deed of trust of record at the time of execution of this Agreement, and (ii) the primary construction lender for the Project. Contractor subordinates all of its lien rights that it may have or acquire under this Agreement or otherwise as to the Work or the Project to the lien and security interest securing payment of sums now or hereafter borrowed by Owner from any lender. Contractor shall execute such additional documents as may be requested from time to time by the Owner or any lender to evidence the provisions hereof, and shall in its subcontracts obtain an agreement from Subcontractors and any other parties furnishing labor or materials for the Work to subordinate their liens to such aforesaid sums. Subject to Contractor’s reasonable approval, the provisions of the Contract Documents shall be superseded in whole or in part by any conflicting provision of the loan agreement entered into in good faith by Owner relative to the construction financing of the Project
§ 14.7 ENTIRE AGREEMENT. This Agreement, together with the Contract Documents which are incorporated herein by reference, constitute the entire Agreement between the parties. Neither this Agreement nor the Contract Documents may be amended or supplemented except by written instrument duly executed by both parties hereto. No estimates or bids of Contractor preceding this Agreement and no verbal agreement or conversation with any representative of Owner, either before or after execution of this Agreement, will affect or modify any of the terms or provisions contained in this Agreement or the Contract Documents..
§ 14.8 WAIVER. No consent or waiver, express or implied, by either party to this Agreement relating to any breach or default by the other in the performance of any obligation hereunder will be deemed or construed to be a consent to or waiver of any other breach or default by such party. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default irrespective of how long such failure continues will not constitute a waiver of the rights of such party.
§ 14.9 TIME. Time is of the essence of this Agreement and each provision herein contained.
§ 14.10 WORDS AND HEADINGS. Words used herein will include the plural as well as the singular. Words used in the masculine gender include the feminine and neuter. The section headings used herein are for convenience only and will have no affect upon the construction or interpretation of any part of this document.
§ 14.11 INDEPENDENT CONTRACTOR. Contractor will be an independent contractor with respect to the Work, and neither Contractor nor anyone employed by Contractor will be deemed for any purpose to be the agent, employee,

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servant or representative of Owner in the performance of the Work. Contractor acknowledges and agrees that Owner will have no direction or control over the means, methods, procedures or manner of the Work performed by Contractor or any of it subcontractors, or any of their employees, vendors or suppliers.
§ 14.12 SEVERABILITY. If any section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void, against public policy or otherwise unenforceable for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, against public policy, or otherwise unenforceable, the remaining sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.
§ 14.13 REPRESENTATIONS AND WARRANTIES. The Contractor represents and warrants the following to Owner (in addition to any other representations and warranties contained in the Contract Documents) as a material inducement to the Owner to execute this Agreement, which representations and warranties shall survive the execution and delivery of this Agreement, any termination of this Agreement and the final completion of the Work:
     .1 the Contractor is financially solvent, able to pay all debts as they mature and possessed of sufficient working capital to complete the Work, perform all obligations hereunder and comply with all Applicable Laws;
     .2 the Contract contains a Contract Sum and a Guaranteed Maximum Price sufficient to allow the Contractor to comply with all Applicable Laws;
     .3 the Contractor is able to furnish the plant, tools, materials, supplies, equipment and labor required to complete the Work and perform its obligations hereunder and has sufficient experience and competence to do so;
     .4 the Contractor is authorized to do business in the State of Connecticut and is properly licensed by all necessary governmental and public and quasi-public authorities having jurisdiction over the Contractor and over the Work and the Project;
     .5 the Contractor’s execution of this Agreement and performance thereof is within the Contractor’s duly authorized powers;
     .6 the Contractor’s duly authorized representative has visited the site of the Project and is familiar with the local conditions under which the Work is to be performed and has correlated observations with the requirements of the Contract Documents;
     .7 the Contractor is a sophisticated contractor who possesses a high level of experience and expertise in the business administration, construction, construction management and superintendence of projects of the size, complexity and nature of this particular Project and will perform the Work with the care, skill and diligence of such a contractor;
     .8 the Project as designed in the Contract Documents; (a) is capable of being constructed as contemplated thereby and (b) shall be constructed in conformity with all governmental regulations, the Contract Documents and generally accepted industry standards, practices and principles in effect at the time of performance; and
     .9 As of the date of issuance of a Certificate of Substantial Completion for the Work, that the Project as constructed:
          (a) meets and complies in all material respects with all applicable state and local building codes and all other governmental regulations as required by the Contract Documents;
          (b) does not violate in any material respect any governmental regulations;
          (c) contains no Hazardous Substances which are not permitted by governmental regulations;
          (d) fully meets all requirements of the Contract Documents; and

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          (e) including, without limitation, materials, articles and equipment furnished by the General Contractor under this Contract, will be free of deficiencies and defects for the period set forth in Section 3.5 of the General Conditions or as otherwise specified in the Contract Documents.
§ 14.14 COUNTERPARTS. For the convenience of the parties to the Contract Documents, this Agreement may be executed in several original counterparts, each of which shall together constitute but one and the same Agreement.
§ 14.15 NEUTRAL INTERPRETATION. This Agreement is deemed to be jointly prepared by all the parties hereto and shall not be construed against any particular party. Rather, this Agreement shall be construed as if it were jointly prepared by all the parties.
§ 14.16 EXHIBITS AND ADDENDA. All exhibits, riders or addenda attached hereto are incorporated herein by reference.
§ 14.17 CONFIDENTIALITY. Contractor agrees that it will not, without the prior written approval of the Owner, publicize the fact that the Owner has entered into this Contract, or disclose, confirm or deny any details of the Contract Documents. Contractor agrees that it will not use Owner’s name in connection with Contractor’s publicity with respect to the Project without the prior review and written approval in each instance by the Owner. Contractor shall also insert the terms of this provision in all contracts and/or agreements executed in connection with the services to be performed under the Contract Documents and require that its Subcontractors do the same.
§ 14.18 EXCULPATION. Contractor agrees to look solely to the assets of Owner in the Project for the enforcement of any claims against Owner, and Contractor further agrees that none of the officers, directors, employees, partners, members, managers or shareholders of Owner assume any personal liability for any of the obligations under the Contract Documents entered into on behalf of Owner, and the obligations hereunder are not binding upon, nor shall resort be had to the private property of any of the foregoing.
ARTICLE 15 ENUMERATION OF CONTRACT DOCUMENTS
§ 15.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:
§ 15.1.1 The Agreement is this executed 1997 edition of the Standard Form of Agreement Between Owner and Contractor, AIA Document A111-1997.
§ 15.1.2 The General Conditions are the 1997 edition of the General Conditions of the Contract for Construction, AIA Document A201-1997.
§ 15.1.3 The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated      , and are as follows:

Document	Title	Pages
§ 15.1.4 The Specifications are those contained in the Project Manual dated as in Section 15.1.3, and are as follows:
(Either list the Specifications here or refer to an exhibit attached to this Agreement.)

Title of Specifications exhibit:
§ 15.1.5 The Drawings are as follows, and are dated            unless a different date is shown below:
(Either list the Drawings here or refer to an exhibit attached to this Agreement.)

Title of Drawings exhibit:
§ 15.1.6 The Addenda, if any, are as follows:

Number	Date	Pages

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Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 15.
§ 15.1.7 Other Documents, if any, forming part of the Contract Documents are as follows:(List here any additional documents, such as a list of alternates that are intended to form part of the Contract Documents. AIA Document A201-1997 provides that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders, sample forms and the Contractor’s bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.)
Exhibit “A” – General Conditions of the Contract for Construction (AIA Document A201-1997, as modified)
Exhibit “B” – Project Schedule
Exhibit “C” – GMP Estimate/Schedule of Values
Exhibit “D” – List of Allowances
Exhibit “E” – List of Plan Sheets
ARTICLE 16 INSURANCE AND BONDS
(List required limits of liability for insurance and bonds. AIA Document A201-1997 gives other specific requirements for insurance and bonds.)

Type of insurance	Limit of liability ($ 0.00)
§ 16.1 Without limiting Contractor’s liability to Owner or third parties hereunder, Contractor agrees to maintain the following insurance coverages with insurance carriers with A.M. Best rating of at least A-VII or otherwise acceptable to Owner, in Owner’s sole discretion:
§16.1.1 All insurance coverages required by federal, state or local laws and statutes, including Worker’s Compensation Insurance and Employers’ Liability Insurance. The Employers’ Liability Insurance shall have a minimum coverage of at least $500,000 for each person;
§16.1.2 Comprehensive or Commercial General Liability Insurance, including coverage for Products and Completed Operations, Errors and Omissions, and Blanket Contractual Liability for obligations undertaken by Contractor to Owner under this Agreement. Such Comprehensive General Liability Insurance shall provide for minimum Combined Bodily Injury and Property Damage Coverage Limits of at least $3,000,000, per occurrence, and name Owner as Additional Insured;
§16.1.3 Comprehensive Automobile Liability Insurance including coverage for Hired & Non-Owned Automobile Liability, with Combined Bodily Injury and Property Damage Coverage Limits, per occurrence, of at least $1,000,000, naming Owner as Additional Insured; and
§16.1.4 Comprehensive Crime Policy, including Employees Dishonest/Fidelity coverage for all Contractor’s employees, officers and agents, and On-Premises (Loss Inside the Premises) and In-Transit (Loss Outside the Premises) Coverage shall have a minimum of at least $2,000,000, per occurrence.
§16.1.5 Contractor agrees to require all Subcontractors who are providing design services as part of their scope of the Work to maintain professional liability (errors and omissions) coverage for a minimum coverage of at least $2,000,000 per occurrence. If such insurance is furnished as part of a “claims made” policy, Contractor agrees to require the Subcontractor furnishing such insurance to renew the coverage annually for a period of three (3) years following Substantial Completion of the Work.
§16.2 All insurance must include a Primary & Non-Contributing Endorsement.
§16.3 Prior to performance of any services or commencement of any Work under this Agreement, Contractor shall furnish to Owner Certificates of Insurance evidencing such required insurance coverages and naming Owner as Additional Insured (for coverages required by items 16.1.2 and 16.1.3 above). Said Certificates will include a

AIA Document A111™ — 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 16:53:46 on 03/08/2005 under Order No.1000148073_1 which expires on 11/22/2005, and is not for resale.

User Notes: 520366.02	(2480353336)

provision whereby the Insurance Carrier is required to provide, directly to Owner, thirty (30) days advance written notice before termination, change or cancellation or coverage take effect for such policies evidenced on such Certificates, regardless of whether cancelled by the Contractor, Insured, or Insurance Carrier.
Language to the effect that “Insurance Carrier will endeavor to provide advance notice of cancellation or termination and failure to mail such notice shall impose no obligation or liability of any kind upon the Insurance Carrier, its agents or representatives,” is not acceptable.
The insurer of each policy shall waive (by written endorsement where necessary), and Contractor hereby waives, all rights of recovery or subrogation against Owner which might arise with regard to damage or loss which is insured against under any insurance policies in force and effect at the time of the damage or loss.
[Signatures on next page]
This Agreement is entered into as of the day and year first written above and is executed in at least two original copies, of which one is to be delivered to the Contractor and the other to the Owner.

OWNER		CONTRACTOR

MannKind Corporation		Torcon, Inc.

By:	/s/ Hakan S. Edstrom	By:	/s/ Ben Torcivia, Jr.

	Name: Hakan S. Edstrom		Name: Ben Torcivia, Jr.
	Title: President and Chief Operating Officer		Title: Co-President

By:	/s/ Alfred E. Mann

Name: Alfred E. Mann
Title: Chairman of the Board and Chief Executive Officer

AIA Document A111™ — 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 16:53:46 on 03/08/2005 under Order No.1000148073_1 which expires on 11/22/2005, and is not for resale.

User Notes: 520366.02	(2480353336)